EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, Without Par Value	Other(2)	21,000,000	$12.04(2)	$252,840,000(2)	$92.70 per $1,000,000	$23,438.27

Total Offering Amounts					$252,840,000		$23,438.27

Total Fee Offsets							$0.00

Net Fee Due							$23,438.27

(1)

Amount to be registered consists of 21,000,000 shares of Common Stock, without par value, of The Goodyear Tire & Rubber Company which may be issued or sold pursuant to the 2022 Performance Plan of The Goodyear Tire & Rubber Company. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share of Common Stock as reported on the Nasdaq Stock Market on July 29, 2022.